Exhibit 99.1

FOR IMMEDIATE RELEASE

TEMPUR SEALY ANNOUNCES LEADERSHIP AND BOARD CHANGES

Mark A. Sarvary to Step Down as Chief Executive Officer;

W. Timothy Yaggi, Chief Operating Officer, to Serve as Interim CEO

Board Commences Process to Recruit Permanent CEO

Usman Nabi of H Partners Appointed to Board;

Board to Add Additional Independent Director Recommended by H Partners and Acceptable to the Board

in its Reasonable Discretion

Frank Doyle Named Independent Chairman

Reaches Agreement with H Partners

LEXINGTON, KY, May 11, 2015 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, announced today that Mark A. Sarvary will step down as the Company’s President and Chief Executive Officer on Tuesday, May 12, 2015. The Tempur Sealy Board of Directors has appointed W. Timothy (“Tim”) Yaggi, currently Chief Operating Officer, to serve as interim Chief Executive Officer of Tempur Sealy, effective upon Mr. Sarvary’s resignation.

In addition, the Company announced a number of changes with respect to its Board of Directors. The Board:

•	Appointed Usman Nabi of H Partners Management, LLC (“H Partners”) to the Board as a new independent director, effective immediately. In conjunction with the appointment, Mr. Nabi will be added to the Compensation Committee;

•	Will immediately commence a process to confirm an additional independent director recommended by H Partners to join the Board and acceptable to the Board in its reasonable discretion;

•	Will form a CEO Search Committee that will comprise Mr. Nabi and three additional independent directors that will include the new, independent director and two existing independent directors. Mr. Nabi will serve as Chairman of the CEO Search Committee. The Board will also engage an executive search firm to assist with a comprehensive search process to identify a permanent CEO;

•	Accepted the resignations of P. Andrews McLane; Christopher A. Masto; and Mr. Sarvary from the Board of Directors; and

•	Elected Frank A. Doyle as Chairman of the Board, effective immediately. Mr. Doyle has served on the Board of Directors and as Chair of the Audit Committee since 2003. In conjunction with the appointment, Mr. Doyle has withdrawn from his role as Chairman of the Audit Committee and a member of the Compensation Committee.

With the appointment of Mr. Nabi and an additional director to-be-named, the Tempur Sealy Board will comprise 10 directors, nine of whom are independent.

Mr. Doyle commented, “During Mark Sarvary’s tenure, Tempur Sealy has been transformed from a niche specialty player into a truly one-of-a-kind, global bedding provider, with a complete and complementary range of iconic brands that are recognized around the world. Mark has led this Company through periods of challenge and growth, including playing the key role in the transformative acquisition of Sealy, to bring Tempur Sealy to its position today as the industry leader, while delivering a total shareholder return of more than 500% since joining the Company as CEO in 2008. Tempur Sealy has momentum and is poised to continue delivering significant value, and on behalf of the entire Board, we thank Mark for his service and immeasurable contributions to our company over the years and wish him all the best in his future endeavors.”

Mr. Doyle continued, “We are fortunate to have a strong leader of the caliber of our Chief Operating Officer, Tim Yaggi, to step into the CEO role on an interim basis while the Board conducts its search process. We are confident that Tim’s abilities and experience, together with the deep bench of talent in place at Tempur Sealy, will ensure a smooth transition for the benefit of all our stakeholders.”

Mr. Doyle added, “The Board would also like to thank Andy McLane and Chris Masto for their many years of dedicated service to Tempur Sealy. During their tenure, the Company has grown in enterprise value from approximately $350 million to approximately $5 billion, and Company sales have increased from approximately $250 million to approximately $3 billion. Their numerous contributions and perspective as members of the Board have been invaluable in positioning Tempur Sealy to succeed over the long-term. We look forward to continuing to deliver on many of the objectives and practices they created and wish them well in the future.”

Mr. Doyle continued, “We welcome Usman Nabi to the Board. Mr. Nabi brings a strong record of shareholder value creation, including expertise in CEO recruitment and compensation structuring. We are committed to working together for the long-term success of Tempur Sealy.”

Mr. Nabi said, “I am pleased to join the Tempur Sealy Board, and I look forward to collaborating with the Board and management team to help the Company achieve its full potential.”

Mr. Doyle concluded, “During the process leading up to our Annual Meeting we received significant feedback from our stockholders, and we have responded quickly and completely to that feedback. We will continue to strengthen our Board, and we are moving past this matter fully focused on achieving our objectives around the world. The Board and management team would like to thank all of our associates for their commitment and focus throughout this process and as we move forward together to continue our success. We would also like to thank our customers, vendors and partners for their continued support of Tempur Sealy.”

Board Committee Updates

The Board also announced the following changes to the Company’s standing committees:

•	Audit Committee. Evelyn Dilsaver has been named as Chair of the Audit Committee, replacing Mr. Doyle. Ms. Dilsaver has served as a member of the Audit Committee since December 2009. Existing members Peter Hoffman and Sir Paul Judge will remain on the Audit Committee. The Board has determined that all members of the Audit Committee are audit committee financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Doyle has stepped down from the Audit Committee in connection with becoming the Chairman of the Board.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “NCG”) will consist of John Heil and Nancy Koehn. Mr. Heil, who has served as a member of the NCG since 2010, has been named as Chair of the NCG. The Company expects that the new independent director to be named will also become a member of the NCG.

•	Compensation Committee. Peter Hoffman will remain as Chair of the Compensation Committee, Mr. Nabi will join the Committee, and Mr. Heil and Sir Paul Judge will remain members of the Committee. Mr. Doyle has also stepped down from the Compensation Committee in connection with becoming Chairman of the Board.

Formation of Stockholder Liaison Committee

The Board of Directors has created a new Stockholder Liaison Committee, in order to create a Board-level structure for communication and engagement between the Board and stockholders and to enhance the existing stockholder communications process led by the Company’s management. Ms. Dilsaver has been appointed Chair of the Stockholder Liaison Committee, with members to include Mr. Doyle, Mr. Hoffman and Mr. Heil.

In connection with today’s announcements, Tempur Sealy has entered into a customary standstill agreement with H Partners. The agreement will be filed with the Securities and Exchange Commission on a Form 8-K.

Skadden, Arps, Slate, Meagher & Flom LLP and Morgan, Lewis & Bockius LLP are serving as legal advisors to Tempur Sealy. BofA Merrill Lynch is serving as financial advisor.

About W. Timothy (“Tim”) Yaggi

Tim Yaggi joined Tempur Sealy International, Inc. (formerly known as Tempur-Pedic International Inc.) in February 2013 and serves as Chief Operating Officer. From 2008 to June 2012, Mr. Yaggi served as Group President of the North America Builder Group at Masco Corporation. From 1994 to 2008, Mr. Yaggi was employed at Whirlpool Corporation, most recently as Executive Vice President, Market Operations, North America. Mr. Yaggi was also employed by Norelco (Philips) from 1988 to 1993, as well as at J. Crew, Inc. from 1986 to 1988. Mr. Yaggi received his A.B. degree from Princeton University and an M.B.A. degree from Michigan State University.

About Frank A. Doyle

Frank Doyle, 66, has served as a member of Tempur Sealy International’s Board of Directors since April 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, a global manufacturer of industrial products, since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was a Vice Chairman and a member of the firm’s Global Leadership Team. He currently serves on the board of directors of Liberty Mutual Holding Company, Inc. where he is a member of the executive, nominating & governance and the investment committees and chairs the audit committee; and Eversource Energy, where he is Chair of the audit committee and a member of the corporate governance committee. In the past five years, Mr. Doyle has served as a director of Citizens Financial Group where he was a member of the executive committee and chaired the compensation committee; as a trustee of the Joslin Diabetes Center where he chaired the finance committee; and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College. Mr. Doyle’s board leadership roles, his experience as the President and Chief Executive Officer of a global manufacturer and his years of experience at PricewaterhouseCoopers allow him to lend considerable financial and operational expertise to the Board.

About Usman Nabi

Usman Nabi is a Senior Partner at H Partners Management, an investment management firm. Prior to joining H Partners in 2006, Mr. Nabi was at Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi is a member of the board of directors of Global Glimpse, a nonprofit organization committed to creating global leadership opportunities for America’s youth. Mr. Nabi also serves on the Board of Directors of Six Flags Entertainment. Mr. Nabi received his A.B. degree from Harvard College and an M.B.A. degree from Stanford University Graduate School of Business.

ABOUT TEMPUR SEALY

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

ABOUT H PARTNERS MANAGEMENT

H Partners Management is an independent investment firm founded in 2005 based in New York City. H Partners owns an approximate 10 percent stake in Tempur Sealy.

CONTACTS

Company Contact Mark Rupe Vice President, Investor Relations, Tempur Sealy 800-805-3635 Investor.relations@tempursealy.com	Media Contact James Golden / Nick Lamplough Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this press release, the words, “assumes,” “estimates,” “expects,” “guidance,” “anticipates,” “projects,” “plans,” “proposed,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding the Company’s leadership transition, its addition of an additional independent Board member, strategic priorities and building and protecting stockholder value. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and increased debt level; the ability to successfully integrate Sealy Corporation into the Company’s operations and realize cost synergies and other benefits from the transaction; whether the Company will realize the anticipated benefits from its asset dispositions in 2014 and the acquisition of brand rights in certain international markets in 2014; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company’s gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company’s business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or litigation proceedings; changing commodity costs; the effect of future legislative or regulatory changes and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in the Company’s senior management team and Board of Directors.